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                                                                    EXHIBIT 12.1

THE MANITOWOC COMPANY, INC.
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
EARNINGS TO FIXED CHARGES


                                                                                   EARNINGS TO FIXED CHARGES
                                                                               (in thousands, except Ratio Data)
                                                         -------------------------------------------------------------------------
                                                               SIX
                                                              MONTHS                    FOR THE YEAR ENDED DECEMBER 31,
                                                              ENDED          -----------------------------------------------------
                                                          JUNE 30, 2002       2001         2000        1999       1998       1997
                                                         ---------------     ------       ------      ------     ------     ------
Net earnings from continuing operations                      $ 43,722      $ 79,689     $ 96,120   $ 106,006   $ 81,412   $ 57,817
Fixed charges                                                  24,695        42,778       17,352      12,406     10,690      7,360
                                                          -----------     ---------    ---------   ---------  ---------  ---------
     Total earnings available for fixed charges                68,417       122,467      113,472     118,412     92,102     65,177

Fixed Charges:
     Interest expense (1)                                      20,058        34,274       13,836      10,153      9,321      5,930
     Amortization of deferred financing costs (1)               1,920         3,204          672         637        420        300
     Portion of rent deemed interest factor (2)                 2,717         5,300        2,844       1,616        949      1,130
                                                          -----------     ---------    ---------   ---------  ---------  ---------
        Total fixed charges                                    24,695        42,778       17,352      12,406     10,690      7,360

Ratio of earnings to fixed charges                               2.8x          2.9x         6.5x        9.5x       8.6x       8.9x



Notes for explanations:

(1) Amortization of deferred financing costs is included in interest expense in the company's Consolidated Statement of Earnings:


                                                               SIX
                                                             MONTHS                      FOR THE YEAR ENDED DECEMBER 31,
                                                              ENDED          -----------------------------------------------------
                                                          JUNE 30, 2002       2001         2000        1999       1998       1997
                                                         ---------------     ------       ------      ------     ------     ------
        Interest expense per statement of earnings           $ 21,978      $ 37,478     $ 14,508   $ 10,790    $ 9,741    $ 6,230
        Less amortization of deferred financing costs           1,920         3,204          672        637        420        300
                                                          -----------     ---------    ---------   ---------  ---------  ---------
        Interest expense                                     $ 20,058      $ 34,274     $ 13,836   $ 10,153    $ 9,321    $ 5,930
                                                          ===========     =========    =========   =========  =========  =========

(2) One third of all rent expense is deemed representative of the interest factor.